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                    [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]



August 15, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by IMP, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 8, 2000. We agree with the statements concerning our Firm in such Form 8-K; however, we have no basis to comment as to whether or not IMP, Inc. is in the process of addressing the material weaknesses noted in our management letter for fiscal 2000 as has been indicated by IMP, Inc. in such Form 8-K.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP